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                                                                   EXHIBIT 10.10

                                    AGREEMENT

Made and signed on the 17th day of October 1991 in Ramat Gan

between:-     The University of Bar-Ilan (hereinafter to be called: "the
              University")

                                                                 ON THE ONE PART

and between:- Israel Aircraft Industry Ltd.
              a company registered in Israel
              under the number 52-002719-4
              (hereinafter to be called:  "IAI")


                                                              ON THE SECOND PART

Whereas The University has declared that it had for a long time invested considerable monetary resources in the research of diagnosing cancer, and has developed an instrument, know-how, products and processes in the field of cell scanning for the early diagnosis of cancer, as well medical diagnostics and other biological tests, in a system presently known as "Cellscan", but has not yet finalized the development of the system. The University has declared that it is the owner of all rights in the system, and holds patents pertaining to it (the list of patents is detailed in Appendix "A" to this agreement, which constitutes an integral part thereof).

And Whereas   IAI had declared that it had invested considerable monetary resources in the above mentioned development, and has constructed the infrastructure necessary for further development and serial manufacture, and it has expressed its willingness to invest further resources from its own and for exterior sources.

And Whereas   The parties have declared that it is their wish to cooperate in the continuing development of the Cellscan, with the aim of completing the development, manufacture and marketing of the system, all this as per the conditions of this agreement.

And Whereas   An agreement to cooperate in the development of the Cellscan has been signed between the parties on the 12th of February 1989
              (Hereinafter: "the Original Agreement").

And Whereas   The parties wish to end the Original Agreement, and sign a new agreement, as detailed hereabove.

       IT HAS BEEN AGREED AND CONDITIONED BETWEEN THE PARTIES AS FOLLOWS:

1.    GENERAL

      1.1 The preamble to this agreement, the declarations therein and the Appendices thereto are an integral part of the agreement, and shall be construed as a condition thereof.
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      1.2   The headings of the paragraphs in the agreement are for the purpose of convenience only, and shall be not be used for its interpretation.

2.    DEFINITIONS

      2.1   "CELLSCAN SYSTEM"

            The system includes the instrument known as the "Cellscan", including all or part of its derivatives and components as well the testing kits used by the "Cellscan" for performing blood tests for the purpose of diagnosing malignant diseases, their classification and repeat testing at the level of the individual cell at the time of its exposure to a series of manipulations, as well as their derivatives, which were and will be developed in the course of development of the "Cellscan" system.

            The system also includes assemblies bearing blood cells, technology, mechanical and dynamic components, light sources, optical components, electronic components including a computer used as controller of the tests analyzing their results in real time, all of which are integrated in the system. It also includes irritants, by-products and exhaustible support materials needed for the tests, which were and will be development in the course of research and development of the "Cellscan" system, for the purpose of their use in the system.

      2.2   SALES OF THE "CELLSCAN"

            All income deriving from the sale, or from charges for use or lease of the "Cellscan" system, or from sale of spare parts and training and maintenance services of the "Cellscan" received by IAI, or by the joint venture, or by any entity in their direct control or the control of their subsidiaries, or deriving from the sale of the "Cellscan" system by entities granted a license for production and sale of the "Cellscan" systems produced by said licensee according to the license, except for sales of the "Cellscan" systems by licensee to IAI or to the joint venture, for resale.

            And after deduction of:-

            2.2.1. Commercial rebates and returns from customers.

            2.2.2. Sales commissions.

            2.2.3. Reasonable transport and transport insurance, packing and shipping expenses.

            2.2.4. Customs and sales taxes, including V.A.T.

            included in the above receipts.

            In order to avoid doubts, it is agreed and declared hereby, the the amounts paid to IAI or to the joint venture for the manufacturing license by licensees shall not be included in the sales of the "Cellscan" systems. Sales by distributors only, who


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            purchase the "Cellscan" systems for resale, and do not produce such systems, shall also not be included in the sales.

      2.3 "Quarter" A period of three months' beginning on the 1st of January, the 1st of April, the 1st of July or the 1st of October.

      2.4 "Year" A calendar year, beginning of the 1st of January and ending on the 31st of December.

      2.5   "Dollar" United States Dollar.

      2.6 "Joint-Venture" A corporation founded by IAI, owned solely by IAI or together with additional factors, which will deal with the development of the "Cellscan" system, the manufacture and sale of serial products made on the basis of the know-how and Patents.

      2.7 "IAI or Joint Venture" Each time the work "IAI" or "Joint Venture" appears in this agreement, it shall be construed to mean IAI - as long as the Joint Venture has not been founded, and it shall be construed to mean the "joint Venture" after it has been founded.

      2.8 "Patents" The patents, and applications for registration of patents, detailed in Appendix "A" to this agreement, which constitutes an integral part thereof.

      2.9.1. "Specific Equipment" - The equipment detailed in Appendix "B"1 to this agreement, which constitutes an integral part thereof.

      2.9.2. "Universal Equipment" - The equipment detailed in Appendix "B"2 to this agreement, which constitutes an integral part thereof.

      2.10 "Know-How" All the information pertaining to the "Cellscan" system, which has been developed, or acquired during the development of the "Cellscan" system by the University, from the day it began researching this subject, through signature of the Original Agreement, and up to the day of transfer of the know-how to IAI or to the Joint Venture as per instructions of this agreement.

3.    ESSENCE OF THE ALLIANCE

      3.1 IAI or the Joint Venture shall deal in the development of the "Cellscan" system, in manufacture and marketing of serial products which will be manufactured on the basis of the know how and patents.

            In remuneration for the rights granted to the University by this agreement, the University hereby grants IAI or the Joint Venture universal, final sole license to use the patents, the know how and specific equipment, as construed by this agreement, and to develop, manufacture, market and sell all the products and/or parts which will be developed and/or manufactured on the basis and/or by use of the patents, the know how and specific equipment in their entirety or in part. IAI


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            or the Joint Venture are also granted rights in the universal equipment as detailed in para 6.2.2.

      3.2 IAI's or the Joint Venture's undertakings are given against the University's declaration as detailed in paras 14.1 and 14.2 hereinafter.

            To avoid doubts, the University declares that it only is responsible for payment of amounts due to NPCD according to its declaration, for its past investments in the development of the "Cellscan" in the University.

      3.3 The academic good name of the University will be ensured and guarded an detailed in para 7 hereinafter.

4.    THE JOINT VENTURE

      4.1 In case the Joint Venture is founded, IAI shall be responsible toward the University for fulfillment of all the Joint Venture's obligations toward the University, deriving from this agreement. Should additional investors join the Joint Venture, IAI shall have the right to exchange, subject to the University's prior written agreement, part of its responsibilities by the responsibility of such investors. The University will not withhold its agreement without reasonable grounds. An offer from an investor with inferior financial ability, or an offer from an investor who refuses to take part of IAI's or the Joint Venture's obligations toward the University upon himself, will be construed as reasonable grounds for the University's refusal to the exchange of responsibility.

      4.2 In case the Joint Venture is founded, IAI undertakes to cause that such Joint Venture take upon itself the obligations toward the University, set out in this agreement, and that the University take upon itself the obligations toward the Joint Venture, as imposed by this agreement.

      4.3 In case of change in ownership rights of the Joint Venture, instructions of para 11 hereinafter shall not apply.

5.    JOINT VENTURE INVESTMENTS

      5.1

            5.1.1. IAI or the Joint Venture undertake to purchase from the University, or from its subsidiary company, who shall have at its disposal the researchers, the infrastructure and everything needed to execute R&D tasks as if executed by the University itself (hereinafter: "the Subsidiary Company), Research and Development Services for the "Cellscan" according to a research plan to be proposed by the Chief Scientist as set out in para 7.1 (hereinafter: "R & D Services") and which shall be confirmed by IAI or by the Joint Venture before the beginning of the research year 1991-1992 (1.1.1991-31.12.1992), for a sum of not less than
                     $250,000 (two hundred and fifty thousand dollars) per annum. IAI or the Joint Venture shall not refuse to confirm the


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                     research plan unless reasonable grounds exist. Reasonable
                     grounds shall be deemed to exist, among others, if the plan includes activities which are not compatible with the needs of the "Cellscan" plan, or which includes activities deviating from the amounts appearing in paras 5.1 and 5.2.

                     The University is entitled to refuse execution of R&D services which are not within the scope of its scientific activities.

                     It is declares and agree that the above mentioned sum include overhead expenses of 25%.

                     It is agreed that the research plan also include the possibility of use of the equipment serving the "Cellscan" program, held by IAI or by the Joint Venture by University scientists without remuneration, for the purpose of executing R&D Services, this upon prior coordination with IAI or the Joint Venture.

            5.1.2. Payments according to paras 5.1 and 5.2 above shall be made monthly, at the end of each month for the month before, as an advance payment of 8.33% of the annual budget.

                     Payments shall be made against invoices and a report on the course of research during the relevant period.

                     At the end of a quarter, the accounting for actual financial activities during the relevant period, shall be made.

                     The accounting according to this paragraph shall be made according to the representative rate of exchange of the dollar on the day of actual payment. Should a representative rate of exchange not be published on the day of actual payment, accounting will be made according to the representative rate of exchange of the dollar published on the earliest date thereafter.

            5.1.3. The sum registered in the University's account books as expended for the "Cellscan" project during 1991, shall be paid to the University for the year 1991. Should IAI, or the Joint Venture claim that part of these sums were not spend on the "Cellscan" project, the parties shall negotiate, and arrive at an agreement on how to deal with such sums, subject only to the condition, that the general amount transferred to the University for R&D Services in 1991, shall not be more than $250,000.

                     The entire amount due to the University for 1991 according to and up to the date of signature of this agreement, will be paid by IAI to the University within 30 days from the date of signature of this agreement, and this in spite of the fact that the research plan has not yet been confirmed as mentioned in para 5.1.1 above.


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            5.1.4.   The proposed budget for the research plan shall include the activities ongoing in the University only, including materials and services needed for those activities. Upon determination of the Chief Scientist, the proposed budged will also include activities to be executed outside the university.

                     The University shall have the right, within the framework of the budget proposal, to claim a relative part of its expenses on universal equipment maintenance, according to the use of that equipment by IAI or the Joint Venture in view of the research plan approved. Such expenses shall be calculated by the University according to customary accounting practices.

                     During the period in which the University receives the research budget mentioned in para 5.1 and 5.2 of the agreement, it shall maintain the specific equipment during up to 10 maintenance hours per month. The above mentioned 10 maintenance hours shall be included in the budget of the confirmed research plan. Expenses for materials and spare parts for the above mentioned maintenance will be financed by IAI or by the Joint Venture.

                     Any expense for service, work, supply of materials etc., which is not included in the research budget to be approved, and which will be claimed by IAI or by the Joint Venture, will be financed by IAI or by the Joint Venture.

      5.2 IAI or the Joint Venture further undertake, that during 1993-1994 (1.1.1993 - 31.12.1994), they will purchase from the University, or from the Subsidiary Company, R&D services confirmed as per above, for an amount which will not be less that $350,000 (three hundred and fifty thousand dollars) per annum. It is declared and agreed, that no overhead expenses shall be deducted from the additional $100,000 (one hundred thousand dollars) which will be invested by IAI or by the Joint Venture in each of the years 1993-1994.

      5.3 IAI and/or the Joint Venture undertake to invest and bear expenses in 1991-1994, amounting to not less than $4,000,000 (four million dollars), in research, development, manufacture and marketing to the "Cellscan" system. These expenses to be made according to details appearing in Appendix "C" attached to this agreement, and which constitutes an integral part thereof. It is declared and agreed that the above mentioned amount includes the amounts detailed in, and covers IAI's or the Joint Venture's undertakings according to paras
            5.1 and 5.2 above.

      5.4 IAI declares that investments and expenses for research, development, manufacture and marketing of the "Cellscan" system as mentioned in para 5.3 above, together with investments and expenses made by IAI for this system in the past, will reach the amount of $5,000,000 (five million dollars).


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      5.5   Each software file, and any other means, containing the information, know-how and patents produced and/or purchased by the University within the framework of R&D services, will be transferred to IAI or to the Joint Venture on a current basis immediately upon their production and/or purchase, to be used solely by them permanently in the entire world, at no further remuneration. IAI or the Joint Venture shall have the right to make any use they consider fit of the information, the know-how and the patents transferred to them, including giving license of use to others. The University shall not make any use of the information, the know- how and patens produced or purchased by it as mentioned above, except of use for the purpose of executing R&D orders, and it shall not transfer the information, know how and patents to any other body.

      5.6 The University undertakes to act according to the research plan mentioned in paras 5.1 and 5.2 above, and should R&D services be performed by the Subsidiary Company, the University is responsible that the Subsidiary Company acts according to the research plan at the same standard as if performed by the University itself.

            The University/Subsidiary Company shall report on the advance of research and its termination, according to requirements of IAI or the Joint Venture.

6.    RIGHT OF USE OF THE KNOW-HOW, THE PATENTS AND THE EQUIPMENT

      6.1 IAI or the Joint Venture are hereby granted the rights in the know-how, the patents and the equipment as detailed in para 3.1 and para 5.5 above.

      6.2 Within 30 days from the signature of this agreement, the University shall transfer to IAI or to the Joint Venture the specific equipment, and any document, software and other mean containing the know-how and the patents.

      6.2.1.During the period it receives payment for R&D services as mentioned in paras 5.1 and 5.2 above, the University shall maintain the universal equipment in a serviceable condition, fit for execution of the work connected with the "Cellscan", which is to be executed by the University or by IAI or the Joint Venture.

      6.2.2.The University hereby grants during that period, and upon prior coordination with the University, the right of use, at not cost, of the universal equipment to IAI or to the Joint Venture, for execution of work connected with the "Cellscan".

      6.3 IAI or the Joint Venture shall have the right to grant a sub-license to other bodies for the purpose of manufacture and/or sale of the "Cellscan" system, on condition only that the terms of such licenses granted as above, will be subject to the rights of the University toward IAI or the Joint Venture. In its agreement with those granted the sub-license for production (hereinafter: "Grantee"), IAI or the Joint Venture shall include an instruction granting it the right to assign its rights only to the University according to the agreement. At their discretion, IAI or the Joint Venture are entitled to submit the identity of the Grantee for the University's approval. The University shall not withhold its approval unless reasonable grounds exist.


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            If IAI did not submit the identity of the Grantee of the License to the University for approval, or if the University did not approve the Identity of the Grantee, than in case of cancellation of this agreement according to instruction of para 12 hereinafter, the rights of the Grantee shall expire not later that 12 months from the date of cancellation as mentioned above. Did the University approve the identity of Grantee, that at the time of cancellation of this agreement as mentioned in para 12 hereinafter, the rights of IAI or the Joint Venture according to the license agreement shall be assigned to the University.

            The granting of a sub-license is not to be construed as release of IAI or of the Joint Venture from any of its undertakings toward the University according to this agreement.

      6.4 IAI or the Joint Venture has sole discretion in everything connected with management of the business activities in connection with development, manufacture, marketing and commercialization of the "Cellscan" system. Nothing mentioned above is to be construed as injuring the instructions of paras 7.1 - 7.4 hereafter.

      6.5 Without derogating the generality of the above mentioned, IAI or the Joint Venture shall be granted sole and independent discretion in the following subjects:

            6.5.1. Determining the kind of Joint Venture and the way of its management.

            6.5.2. Determining the identity of the parties involved in the Joint Venture and relations between them.

            6.5.3. Preparing the long term, and the short term business action plan of the Joint Venture.

            6.5.4. The ways of investing the Joint Venture monies, the purpose and scope of investment.

            6.5.5. Division of profits of the Joint Venture, subject to the mentioned in para 8 hereinafter.

            6.5.6. Determination of marketing strategy, marketing means, commercial advertising (subject to the mentioned in para
                     7.4 hereinafter), and any other commercial activity.

            6.5.7.   The ways of use of know-how.

            6.5.8.   Choice of intended clients for the "Cellscan" system.

            6.5.9. Connections with Grantees - subject to the mentioned in paras 6.3 and 12.4 of this agreement.


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7.    INTERRELATIONSHIP BETWEEN THE UNIVERSITY AND IAI OR THE JOINT VENTURE

      7.1 The head of the research group and the chief scientist for researches connected with the "Cellscan" activity will be nominated by the University, with the agreement of IAI or the Joint Venture. It is agreed that a scientist who can ensure an efficient and advanced high grade research plan, able to exploit the University's and IAI's or the Joint Venture's resources for the scientific and business advancement of the "Cellscan" project, shall be nominated as the head of the group mentioned above.

      7.2 At the meetings of the Board of Directors of IAI or of the Joint Venture (hereinafter: "the Board of Directors"), at which subjects connected to the "Cellscan" project will be discussed, an appropriate representative from the University will take part as an Observer.

      7.3 An Advisory Committee will be established next to the Board of Directors. The head of the research group and the chief scientist will head the committee. The committee will have six member in all: three nominated by the University and three by IAI or the Joint Venture. The parties shall nominate properly qualified representatives. The University shall ensure that its representatives in the advisory committee will not have adverse interests to those of IAI or the Joint Venture. Representatives in the committee shall not be entitled to financial remuneration.

      7.4 Any academic publication, or a publication which may affect the scientific good name of the University, shall be made only after prior full coordination with the University.

      7.5 The University's name will be mentioned in any publication concerning the "Cellscan" and the process of its development, in such a way as to ensure proper mention of the University's part in the project, suitable to its academic standing. The names of Prof. Weinreb and Dr. Mordecay Deutsch will be mentioned in any scientific publication concerning the "Cellscan" and the process of its development.

      7.6 The University undertakes not to take any direct or indirect action, which may in any way injure IAI's or the Joint Venture's rights according to para 3.1 of this agreement, and not to aid and abet directly or indirectly any act which might be construed as aiding any third party in breached the rights of IAI or the Joint Venture according to para 3. 1 of this agreement.

      7.7 The University undertakes not to compete, by itself or in cooperation with others, with IAI's or the Joint Venture's activities concerning the "Cellscan" system, by development, manufacture, marketing and sale, or through any other commercial activity whatsoever.

      7.8 Near to the founding of the Joint Venture, if the Joint Venture decides to sell its shares on the stock exchange, and it shall have representatives of the public, then before recommending nominees for this office, the Joint Venture shall enable the


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            University to point out a recommended representative from the list, and the Joint Venture shall recommend the same nominee to the Directors of the stock exchange, on condition that the nominee is fit to represent the public.

      7.9 During the period of this agreement, IAI or the Joint Venture shall not be entitled to employ directly or indirectly, for the "Cellscan" purposes, without prior written agreement from the University, researches who dealt in this field in the University. This prohibition shall be in force during the researcher's employment by the University and for 18 additional months after he has stopped being employed by the University.

8.    ROYALTIES

      IAI or the Joint Venture shall pay the University royalties from the sale of the "Cellscan", for twenty years, as detailed hereafter: -

      8.1 The University shall be entitled to chose during which year between 1991 - 1995 it shall begin receiving royalties from the sale of the "Cellscan", subject only that announces its choice not later than 15 days after receipt of the thirst quarterly report an mentioned in para 10.4 hereinafter, for the year for which the University will begin receiving royalties. Once the University has announced its choice, it will not be able to retract its choice. The University's decision shall be a one-time decision, and payment shall begin from the year of decision onward.

      8.2 During the first 10 years of royalty payments, the University will receive royalties amounting to 5% of the "Cellscan" sales, as well as 3% from the sum which a distributor who is not a manufacturer shall pay IAI or the Joint Venture for distribution rights (hereinafter: "payment for distribution rights"). These royalties will be paid at the end of each quarter, within 30 days from end of quarter.

      8.3 If, at the end of any of the first ten years, it becomes clear that 26% of IAI's or the Joint Venture's distributable profits from sales of the "Cellscan", is an amount higher that the royalties received by the University according to para 8.2 above during that same year, the University shall be entitled to demand and to receive that difference between the two amounts within 30 days from the date of receipt of a confirmation from a CPA agreed upon by both parties as set out in para 10.2 hereinafter.

      8.4 During the remaining 10 years, during which the University is entitled to royalties, it shall receive royalties amounting to 2% of the sale of the "Cellscan" and 2% of "payment for distribution rights". These royalties shall be paid within 30 days from the end of each quarter.

9.    GRANTS

      During the first year in which IAI's or the Joint Venture's profits from the sales of the "Cellscan" which can be paid to shareholders will rise over the sum of $300,000 (three hundred thousand dollars) as confirmed by the CPA of IAI or the Joint Venture, IAI or


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      the Joint Venture will pay the University the amount of $100,000 (one hundred thousand dollars).

10.   THE JOINT VENTURE ACCOUNTS

      10.1 IAI or the Joint Venture undertake to keep full and exact records, financial reports and account books which will include all the required information for computation of the royalties due to the University (hereinafter: "the Records").

      10.2 The University is entitle to nominate an independent CPA, who is not dependent in his business on the University, in order to investigate IAI's or the Joint Venture's accounts (hereinafter: "CPA") of the activities connected with the "Cellscan" system. IAI or the Joint Venture will have the right to oppose nomination of such a CPA on reasonable grounds only. The CPA will be permitted to examine the records at any reasonable time, after giving of prior written notice to IAI or to the Joint Venture through its employees or assigns.

      10.3 The University shall bear all expenses deriving from examination of the records as mentioned above, except if the examination reveals substantial mistakes or irregularities in the records. In this case, IAI or the Joint Venture shall indemnify the University for expenses which it had made for the examination of the records.

      10.4 IAI or the Joint Venture shall give the University, within 30 days from the end of each quarter, a detailed statement of all their activities in sales of the "Cellscan" during that quarter, together with royalties due to the University for said quarter. Also, a CPA, or an employee of the University will be entitled to examine the audited balance sheet of the Joint Venture of the costing center of the "Cellscan" project, within seven days from the date the balance sheets are approved.

      10.5 The University undertakes to keep secret any information in the records.

11.   ASSIGNMENT OF IAI'S OF THE JOINT VENTURE'S RIGHTS

      11.1 IAI or the Joint Venture shall have the right to assign their rights deriving from this agreement to a third party only after the following conditions are met: -

            11.1.1. IAI or the Joint Venture have informed the University of the existence, identity, and any other detail needed by the University, concerning any body interested in purchased the rights (hereinafter: "Transferee").

            11.1.2. IAI or the Joint Venture have ensured, to the University's satisfaction, the continued existence of the Joint Venture's undertakings toward the University according to this agreement.

                     The University shall not claim that the continuing existence of the undertakings toward the University has not been ensured, unless reasonable grounds for such claim exist. Should a disagreement exist between the parties concerning such reasonable grounds, the decision concerning the matter shall be turned over to the agreed upon


                                      -11-
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                     arbitrator mentioned in para 17 hereinafter. No assignment of rights shall be executed before the arbitrator's decision.

      11.2 In case IAI or the Joint Venture do not fulfill their obligations toward the University according to para 11.1.2 of this agreement to the University's satisfaction, the following conditions will apply:-

            11.2.1. IAI or the Joint Venture shall have the right to assign their rights deriving from this agreement to transferee, only subject to prior written agreement from the University to this assignment. The University shall not withhold its agreement unless reasonable grounds exist. Withholding of the agreement on the grounds that in the University's opinion, remuneration for the assigned rights is too low, shall be considered reasonable ground for the University's refusal to give its agreement.

            11.2.2. I rights have been assigned according to para 11.2.1 above, IAI or the Joint Venture shall pay the University compensation according to the following table within 30 days from the date of assignment of rights to transferee: -


                     Royalties which the          The part of the sales price
                     University received until    which the University will
                     the sale (in dollars)        receive
                     ---------------------------  ------------------------------

                     Less than $4,000,000 (four   25% (twenty five percent)
                     million)

                     Between $4,000,000 (four     15% (fifteen percent)
                     million to $7,500,000
                     (seven and a half million )

                     Between $7,500,000 (seven    10% (ten percent)
                     and a half million and
                     $10,000,000 (ten million)

                     More than $10,000,000 (ten   5% (five percent)
                     million)

            11.2.3. In case the instructions of para 11.2.2 above shall apply, all the University's rights in the agreement shall expire.

      11.3 To avoid doubt, all mentioned in para 11 shall not apply to assignment of rights in the agreement from IAI to the Joint Venture.


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

12.   CANCELLATION OF THE AGREEMENT

      12.1 IAI or the Joint Venture shall have the right to cancel this agreement, not for reason of its breach by the University, at any time, by a written notice to the University 90 days before the date of cancellation. At the end of 90 days, the agreement shall be cancelled.

      12.2 Cancellation of the agreement as mentioned above will not injure the parties rights under the agreement until the time of cancellation, including, and without derogating from the generality of the above mentioned, the University's right to royalties from sales of the "Cellscan" until the date of cancellation.

      12.3 On the date of cancellation, all IAI's or the Joint Venture's rights under this agreement shall expire, except for its rights according to paras 12.4 and 12.5, and cancellation of this agreement will also be construed as assignment of IAI's or the Joint Venture's rights to the University. IAI and the Joint Venture shall take the necessary steps needed to return to the University all rights deriving from the "Cellscan" project, including, and without derogating from the generality of the above mentioned, rights of development, manufacture, marketing and distribution of the "Cellscan".

      12.4 In case of cancellation as per the above, the University shall Pay the Joint Venture 25% (twenty five percent) of the profits it shall derive from the sale of the "Cellscan" beginning on the date of cancellation, and until the sum paid by the University according to this paragraph reaches the amount which IAI or the Joint Venture invested in the "Cellscan" project from the 1st of January 1991, after the amounts and dates of these investments have been proved to the University's satisfaction. In order to avoid doubt, it is declared and agreed hereby, that the above mentioned investment shall be returned to IAI or to the Joint Venture only out of profits derived by the University from the sale of the "Cellscan", if such profits exist.

      12.5 The investments made by IAI or the Joint Venture shall be returned to the, according to para 12.4 above, in real dollar values, i.e. considering the fall of the value of the dollar according to the Consumer Price Index published in the USA in the Bulletin of Federal Reserve, table A50 (para 15.2.(1)), the index for month of payment.

      12.6 In case of breach of the instructions of this agreement, the instructions of the law shall apply. In case of cancellation of the agreement due to breach of its instruction by IAI or by the Joint Venture, instruction of paragraphs 12.2 to 12.5 will also apply, the amount of compensation due to the University, if it is due, for damages caused the University, will be set off against amounts due to IAI or to the Joint Venture according to paras 12.4-12.5.

13.   SECRECY

      13.1 The parties undertake to keep secret al the known-how and patents. The parties undertake also to obligate their employees to keep such secrecy. The above mentioned shall not apply to know-how and patents which will be in the public domain - from the date they are in public domain.

      13.2 In spite of the above mentioned, students and research scientists/scientists from the University and IAI shall be able to publish scientific papers concerning the "Cellscan" and its technology, subject only that it be ensured that the business interests of IAI or the Joint Venture not be injured. In order to ensure guarding of these interests, a responsible factor shall be appointed by the Joint Venture, who will examine each paper in view of this policy before it is published. If no criticism in made within 30 days, the paper shall be freed for publishing. A scientific paper also needs the approval of the chief scientist.

      13.3 In spite of the above mentioned, IAI or the Joint Venture and their assigns, shall have the right to disclose the know-how which needs to be disclosed to any factor in the course of IAI's or the Joint Venture's usual course of business, such as disclosure to clients, suppliers, licensees, sub-contractors, relevant government bodies and investors. Each receiver of know-have shall sign an usual undertaking of secrecy for the purpose of guarding the University's and IAI's or the Joint Venture's rights.

14.   PATENTS

      14.1 The University declares that the patents developed by the University, and applications for patents submitted by the University during development of the "Cellscan" until the date of consummation of this agreement, detailed in Appendix "A", which constitutes an integral part of this agreement, are registered in the University's name, and the University has the right to vest its rights vested according to this agreement in these applications and patents. The above mentioned is not to be construed as any declaration or presentation of the University concerning validity of the patents and applications for patents.

      14.2 The University hereby declares, that it does not know of any third party rights in the know-how, patents and equipment of the "Cellscan". The University also declares that no claims or demands for rights in the know-how, patents and equipment have been submitted, and to the best of its knowledge, the know-how and patents are free of any third party rights whatsoever.

      14.3 Should a claim be submitted by any third party against IAI or the Joint Venture, on the grounds that IAI or the Joint Venture have breached such third party's ownership rights in the "patents" or "know how", or that they are breaching other rights granted to the third party by the University, IAI or the Joint Venture shall be entitled to freeze, out of any sums due to the University, any amounts which will be determined by a legal opinion of a jurist jointly agreed upon by the parties, who will estimate the sums to be given in judgment of the claim, and the sum of expenses deriving from legal proceedings, which will be born by IAI or the Joint Venture. The amounts due to the University, over and above the frozen amount, will be paid to the University against warranties given to the satisfaction of IAI or the Joint Venture.

            The frozen sum will be invested by IAI or the Joint Venture in an interest bearing investment, in cooperation with the University.

            It is agreed that the question whether third party rights derive from information which the University has transferred to IAI or the Joint Venture, shall be brought for decision of the arbitrator upon demand of any party to this agreement.

            If judgment is given against IAI or the Joint Venture in the above mentioned claim is given on any of the above mentioned grounds, then the frozen amount and its fruits shall first be used by IAI or by the Joint Venture, to cover the amount given in judgment, and the amount of expenses deriving from legal proceedings which have been born by IAI or by the Joint Venture ("the expenses"). Any remaining amount shall be returned to the University.

            If the amount judged against IAI or the Joint Venture, and the amount of expenses will be more that the sum frozen and its fruits, the University will pay IAI or the Joint Venture any additional amount as mentioned within 60 days.

            To prevent doubt, payments which the University will be obliged to pay IAI or the Joint Venture as mentioned above, will not be more than it had received from IAI or from the Joint Venture in dollar values together with interest as usual for government bonds, from the day of submission of the claim.

            The University will aid IAI and the Joint Venture in the above mentioned proceedings. Legal defense will be coordinated with the University.

      14.4 Once the parties to this agreement have determined that a third party is injuring one or more rights connected with the know-how or the patents, and once they decided that a claim is to be submitted in the case, such claim will be submitted against the injurer. The University shall grant aid to IAI or to the Joint Venture in any legal or other proceeding, the aim of which will be protection of the rights.

            If IAI or the Joint Venture win compensations, the University shall have the right to receive 25% of the lose of profit component in the compensation. If a judgment is given which includes loss of profit and other components without details, the parties shall chose a CPA who will determine, as an arbitrator, what in his best professional judgment is the loss of profit factor in the compensation.

            In the above mentioned case, loss of sales, or lose of profits judged, will be set off from the amounts to be used as a basis for computation of royalties according to para 8 of the agreement. All expenses for legal proceedings will be financed by IAI or by the Joint Venture, and set off from compensation paid to the University according to its proportional share in any compensation judged.

      14.5 The patents shall continue to be registered in the name of the University, and expenses for the upkeep of the patents from the 1st of January 1991 an onward will be financed by IAI or by the Joint Venture. Registration of the patents in the University's name is not to be construed as derogating from the rights of IAI or the Joint Venture in the patents according to para 3.1.

15.   BEARING PAST INVESTMENTS

      15.1 The University only shall bear all investment invested in the "Cellscan" project, and any obligation it has undertaken in connection with the above mentioned project, except for expenses detailed in para 5.1.3 above, which will be paid to the University as detailed there.

      15.2 In order to prevent doubt, is it agreed and declared hereby, that the University shall solely bear any expenses and undertakings toward NPDC.

16.   TRANSFER OF INSTRUMENTS TO THE UNIVERSITY GROUP

      One of the "Cellscan" instruments, installed at present in hospitals, will be put at the disposal of the University on the Campus in Ramat Gan, in order to aid its research group, immediately after an instrument which has been manufactured within the framework of industrial manufacture will be installed in its place, but not later than the 1.1.1992.

17.   ARBITRATION

      In any case of differences of opinion between the parties concerning this agreement, the differences of opinion shall be brought before a sole arbitrator appointed by agreement of the parties. Should the parties not reach an agreement concerning the identity of the arbitrator, such an arbitrator shall be appointed by the President of the Israel Bar Association. The arbitrator shall be required to give his decision within 60 days from the time one of the parties to the agreement approaches him.

18.   CANCELLATION OF PRIOR AGREEMENTS

      This agreement comes instead of any notices, presentations, promises and agreements which came before the signature of this agreement, Any such promise, agreement or presentation, will not obligate the parties.

      It is agreed and declared hereby, that without derogating from the generality of the above mentioned, the original contract is cancelled hereby.

19.   JURISDICTION

      Sole jurisdiction over this agreement shall be vented in the competent court in Tel-Aviv-Jaffa, subject to para 17 above.

20.   CONFIRMATION

      This agreement shall come in force immediately after its confirmation by the managements of both parties. It in agreed that if, until the 1.12.1991, one party does not give the other a copy of a document confirming that the agreement has been confirmed by the management of that party - the agreement shall become null and void.

21.   ADDRESSES

      The addresses of the parties for the purpose of this Agreement shall be as follows -

      The University:-  The University at Bar-Ilan, Ramat Gan 52100.

      IAI:- TAMA Precision Instruments Manufacturing, P.O.B. 75, Industrial Area, Yahud.

      Any notice sent by registered mall by one party to the other, shall be deemed received by the addressee 96 hours after delivery to the post office.

                    WITNESS TO WHICH THE PARTIES HAVE SIGNED



----------------------------------        --------------------------------------
University of Bar Ilan                    Israel Aircraft Industry